OFFERING CIRCULAR DATED [DATE]

GREAT COIN, INC.

2 Park Plaza, Suite 400

Irvine, CA 92614

(949) 582-5933

20,000,000 G-Coins

This offering circular relates to the public offering of up to 20,000,000 G-Coins of Great Coin, Inc. (“we,” “our” and “us”) including: 15,000,000 G-Coins offered by us on a best efforts basis; and up to 5,000,000 G-Coins offered by the selling securityholder identified in this offering circular on a best efforts basis (the “Offering”). There is no minimum amount of G-Coins that must be sold by the company or selling securityholder.

The G-Coins being sold by the selling securityholder were issued in a transaction made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Rule 506 promulgated thereunder.

In making your investment decision, you should only rely on the information contained in this offering circular. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this offering circular, you should not rely on it. We believe the information in this offering circular is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this offering circular is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this offering circular is current only as of its date, regardless of the time of delivery of this offering circular or of any sales of G-Coins.

This Offering will commence on the date the registration statement is declared effective by the SEC and will conclude upon the earlier of: (i) the date the Offering is fully-subscribed; (ii) 180 days after effective date of the registration statement; or (iii) upon a date determined by the board of directors. The Company, in its sole discretion, may extend the offering for an additional 90 days. The shares offered by the Company are offered on self-underwritten basis which means our officers, directors and employees will sell the shares in reliance on the broker-dealer registration safe harbor provided under Rule3a4-1 of the Securities and Exchange Act of 1934, as amended. This offering circular will permit our officers, directors and employees to sell shares directly to the public. No commission or other compensation related to the sale of the shares offered by the Company will be paid to the officers and directors. The Company does, however, reserve the right to engage registered broker-dealers to assist with this Offering.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in G-Coins. You should not interpret the contents of this offering circular to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in G-Coins.

This offering circular does not offer to sell, or ask for offers to buy, any shares of G-Coin in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of G-Coin or possession or distribution of this offering circular in those jurisdictions. Persons who come into possession of this offering circular in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

	Price to public (1)	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit	$0.50 - $2.50
Total Minimum:	$0	$0	$0	$0
Total Maximum:	$50,000,000	$0	$37,500,000	$12,500,000 (2)

(1)	Price range of offering being estimated pursuant to Rule 253(b). Estimate includes a maximum offering price of $2.50 and a maximum number of shares offered in this offering of 20,000,000 shares for an estimated maximum aggregate offering of $50,000,000.
(2)	Issuer is offering up to 15,000,000 shares and selling securityholder is offering up to 5,000,000 shares under this offering. On a per share/unit basis, each of the issuer and selling securityholder will receive 100% of the proceeds of their respective sales.

Investing in G-Coin involves a high degree of risk. See “Risk Factors” for certain risks you should consider before purchasing any shares in this Offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense. This offering circular is not an offer to sell securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

We will not have an underwriter for our offering and so we cannot guarantee how much, if any, of the offering will be sold.

The G-coins offered hereunder are being offered by us and the selling securityholder. We have not retained an underwriter to assist in offering the G-Coins. Our officers and directors have limited experience in the offer and sale of securities, and as a result, they may be unable to sell any of the G-Coins.

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with information that is different from that contained in this offering circular. This offering circular is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate only as of the date on the front cover regardless of the time of delivery of this offering circular or of any sale of our securities.

SUMMARY

The following summary highlights material information in this offering circular. It may not contain all the information that is important to you. For additional information, you should read this entire offering circular carefully, including “Risk Factors” the financial statements and the notes to the financial statements. Unless otherwise indicated or the context otherwise requires, references in the offering circular to “G-COIN,” ”we,” “us,” and “our” or similar terms are to be GREAT COIN, INC.

The Company

Great Coin, Inc. (the “Company”) was incorporated in the State of Nevada on September 1, 2015.

On October 21, 2015, the Company and GX-Life Global, Inc., a Nevada corporation (“GX-Life Global”), entered into a subscription agreement whereby GX-Life Global acquired 5,000,000 restricted G-Coins for a per share price of $0.50 per G-Coin for re-sale (“Subscription Agreement”) under this Registration Statement for an aggregate purchase price of $2,500,000. GX-Life Global is a “selling securityholder” in this public offering as described in this Registration Statement.

Great Coins executive offices are located at 2 Park Plaza, Suite 400, Irvine, CA 92614. Our telephone number is: (949) 582-5933.

Summary

Great Coin. is currently a technology company that is in the process of developing “GreatCoin” or “G-Coin” which is an open source digital security that functions as a store of value and a medium of exchange. Seventy-five million (75,000,000) G-Coins will be created with secure, 256-bit encryption. G-Coins will be freely tradable on an online trading platform, and the price of a G-Coin once on the trading platform will be determined by market forces through trading activity. 75,000,000 is the maximum amount of G-Coins available as said number will be built into the code underlying the G-Coin’s technical development. The Company plans to freely sell the G-Coins directly and via GX-Life Global pursuant to this Registration Statement as a “digital security.” As a digital security, G-Coin will be offered as an uncertificated security, the ownership and transfer of which are recorded on an encrypted, secured distributed ledger system using technology similar to the distributed ledger technology used for trading digital currencies.

The G-Coin digital securities will be non-voting Class B common stock. Our existing Class A Common Stock is not currently publicly traded and we do not intend to sell securities of another class of the Company’s stock in a registered public offering. Instead, we expect to issue any such digital securities as a separate class to distinguish them from the outstanding securities of the Company.

Under the Subscription Agreement, GX-Life Global acquired 5,000,000 G-Coins. GX-Life Global intends to distribute the G-Coins to members of the GX-Life Global community as loyalty points for the members’ participation in the GX-Life Global community. Members of GX-Life Global will be able to redeem their status points, reward points, and status reward points for G-Coin at 100 percent of their points’ dollar value. Each member of GX-Life Global will be issued a GX-Life Global-branded debit card that holds both redeemed cash and G-Coin. Additionally, holders of G-Coin will be able to use their G-Coins to purchase products offered by GX-Life Global.

GX-Life Global is a multi-level marketing company that offers a diversity of products in industries ranging from tea to travel. There are two types of paid memberships in GX-Life Global: Standard memberships and VIP memberships. Standard memberships entitle the holder to a 10 percent discount from retail on all products offered by GX-Life Global. Standard members are required to purchase an initial product package (“starter kit”) upon enrollment. VIP memberships entitle the holder to a 20 percent discount from retail on all products offered by GX-Life Global and are further subdivided into four status levels: Gold, Platinum, Diamond, and Jade. The price of each status level is denominated in status points, with the value of a status point fixed at $1 USD. Depending on the number of status points a VIP member has outstanding, he/she can earn daily status reward points at a rate of 0.0005 status reward points per status point. VIP members can use their status points and status reward points to purchase products offered by GX-Life Global. VIP members can also redeem their status points and status reward points for cash or G-Coin at its real-time trading price. The Company will then issue the G-Coins directly to the GX-Life Global member to settle out the redemption.

Michael Dunn and Ning Liu are current officers, directors and shareholders in GX-Life Global. Mr. Dunn and Mr. Liu are also officers, directors and shareholders in Great Coin.

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RISK FACTORS

An investment in our securities involves a high degree of risk. The offering circular supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, in addition to the specific risks set forth below, you should carefully consider the specific factors discussed under the heading "Risk Factors" in the applicable offering circular supplement, together with all of the other information contained or incorporated by reference in the offering circular supplement or appearing or incorporated by reference in this offering circular. You should also consider the risks, uncertainties and assumptions discussed in our Financial Statements and other filings we make with the SEC after the date of this offering circular, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any offering circular supplement related to a particular offering. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Risks Applicable to Digital Securities Offerings

G-Coins will be created with secure, 256-bit encryption. G-Coins will be freely tradable on an online platform, and the price of a G-Coin will be determined by market forces through trading activity. The Company plans to freely sell the G-Coins on the trading platform and to GX-Life Global for resale as a Selling Securityholder pursuant to this Registration Statement as a “digital security.” As a digital security, G-Coin will be offered as an uncertificated security, the ownership and transfer of which are recorded on an encrypted, secured distributed ledger system using technology similar to the distributed ledger technology used for trading digital currencies or Bitcoin.

The G-Coin digital securities will be non-voting Class B common stock. Our existing Class A Common stock is not currently publicly traded and we do not intend to sell securities of another class of the Company’s stock in a registered public offering. Instead, we expect to issue any such digital securities as a separate class to distinguish them from the outstanding securities of the Company.

We recently entered into a Statement of Work Agreement with 3Pillar Global, Inc. to develop and own the digital securities technology we refer to as the G-Coins. We are also currently in discussions with several Registered Alternative Trading Systems (“ATS”) to provide the operational capability to trade digital securities. We may also engage an affiliated broker-dealer for assistance in clearing trades on the ATS. This trading platform uses the same distributed ledger technology with the same algorithm-based consensus approach as that used for virtual currency. The distributed ledger technology being developed with the assistance of 3 Pillar Global consists of a synchronized ledger database, separately maintained by participants across the ledger database rather than a single ledger maintained and controlled by a centralized party. The key benefit of the distributed ledger database is that transfers on the ledger networks of digital securities are validated by and shown on the distributed ledger using an algorithm-based consensus approach. This takes the verification process out of the hands of a central entity and provides increased transparency for tracking the movement of the digital securities. These third party participants on the database have access to the ledger on a read-only basis a can initiate changes to the ledger by participating in a transaction to be recorded on the ledger, and persons who validate the transactions on the ledger. Certain parties that validate the transactions on the ledger, may receive transaction fees as an incentive to provide validation hardware and services to the network.

Much of this technology tracks the system and process that has been developed by the evolution of the Bitcoin system and its block chain technology. In the case of Bitcoin, participants choosing to validate transactions do so by providing and powering the hardware needed by the network to solve complex algorithms and, in return, receive de minimis fees from the transferor as part of a bitcoin transaction recorded on the Bitcoin Blockchain. The algorithms required to validate a transaction on the Blockchain become increasingly more complex, which requires an increasingly large percentage of the validation hardware to solve them. Once the solved algorithm is sufficiently complex, the transaction is deemed valid because a consensus of mining power must have been used to achieve the solution. Of course, the Bitcoin Blockchain is intended to be used as a currency ledger and the participants all treat it as such, but the transaction costs are so de minimis that it is feasible for the ATS to transfer a very small amount of bitcoin from one of its wallets to another in order to embed into the Bitcoin Blockchain and immutably store the transaction data for transfers of digital securities. The participants validating currency transactions on the Bitcoin Blockchain would not have any role in verifying any of the transaction data associated with transfers of digital securities. Any compensation received by participants in the distributed ledger network is received without regard to the transaction relating to digital securities but rather is received in the ordinary course under the applicable ledger transaction protocol. Any such transaction fees are expected to be de minimis and are expected to be borne by the ATS, not by the issuer or holders of digital securities.

Established Digital securities platforms exist primarily outside of the United States though some are in development in the United States as well. Similar technology to the wallet and database technology being developed with the assistance of 3 Pillar Global does exist in capacities inside and outside the “digital securities” space. We may decide to issue digital securities utilizing the existing digital securities ATS technology or on a new technology platform for digital securities developed in the future.

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Digital securities are designed to enable trades to settle immediately or nearly immediately, unlike traditional securities, such as shares of common stock sold “over-the-counter” on marketplaces such as the OTCQB. Typical securities markets feature delayed settlements or “T+3 settlement” signifying a 3 day settlement delay. One advantage of our proposed digital securities platform and technology is to reduce the settlement delays associated with typical securities exchanges while increasing the transparency and verification capabilities. In addition, digital securities are designed to enable the securities holder to hold its securities directly or through its broker-dealer, outside the system for traditional securities where a physical certificate is held by Cede & Co., as nominee for the Depository Trust Company, or DTC, in which broker-dealers are participants and hold a beneficial interest in shares in "street name" for their customers. Digital securities are novel and untested and do not follow accepted conventions, such as T+3 settlement and the "street name" conventions used by DTC participants. As such, our digital securities are subject to the following additional risks as well as those described in the offering circular supplement applicable to the offering of such securities.

The distributed ledger technology used by the ATS is novel and untested with respect to digital securities.

Our digital securities will be traded on a novel, untested system developed by 3 Pillar Global and interfaced with our chosen ATS specifically for trading digital securities. This novel trading system is subject to all the usual risks associated with the fact it is new and untested, including:

•	a rapidly-evolving regulatory landscape focused on digital currencies and, potentially, on the technology underlying distributed ledgers, which might include security, privacy or other regulatory concerns that could require the ATS to implement changes to its digital securities trading system that could disrupt trading in our digital securities;

•	the possibility of undiscovered technical flaws, including in the process by which system participants come to agreement on the state of the distributed ledger and the ownership of the digital securities recorded on the ledger;

•	the possibility that cryptographic security measures that authenticate transactions and the distributed ledger could be compromised, which could allow an attacker to alter the distributed ledger and the ownership of digital securities recorded on the ledger; and

•	the possibility of breakdowns and trading halts as a result of undiscovered flaws in the ATS that could prevent trades for a period of time.

The digital securities trading ledger is publicly available which may give rise to privacy concerns.

The distributed ledger used to record transfers of ownership of our digital securities will be available to the public and stores the complete trading history from inception of the issuance of the digital securities. The digital securities are represented by ledger balances and secured by cryptographic key pairs and only the public-key-derived wallet address is exposed to the public on the distributed ledger. The personal identity information necessary to associate a public key representing a given block of digital securities with the owner of those securities will be maintained in a separate database that is not exposed to the public. As such, robust and transparent trading data, other than holder identity, with respect to our digital securities will be publicly available. This may make it more difficult for holders to execute certain trading strategies. If there are security breaches with respect to the holders' personal identity information database resulting in theft of the information necessary to link personal identity with public keys, the stolen information could be used to determine the affected holder's complete trading history in our digital securities. Moreover, concerns over these issues may limit adoption of this novel trading system by a range of potential investors, reducing liquidity of our digital securities.

Our digital securities may trade with limited volume and liquidity.

Because digital securities settle differently from traditional securities, such as shares of common stock traded over-the-counter, our digital securities will not be listed for trading on any stock exchange or through any other trading platform. Digital securities will be issued or available for purchase and then traded exclusively on a specific trading system that is registered with the SEC as an alternative trading system, or ATS. With respect to the digital securities traded on an ATS, the system will be closed so that only certain subscribers to the ATS may buy and sell the digital securities. Users will create a digital wallet that houses their G-Coins which will then interface with the ATS and allow members access. The Company is currently evaluating a broker-dealer’s role in facilitating the wallet transactions as well as whether users of the ATS system must set up a brokerage account to access the ATS for trading. We will update this Offering Cicrular as our transaction and clearance process becomes more definitive.

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In addition, because the digital securities will be their own separate class of securities, distinct from any other securities, the ATS trading our digital securities is likely to experience limited trading volume with a relatively small number of shares trading on the ATS platform as compared to other securities trading on more robust trading platforms. As a result, this novel trading system may have limited liquidity, resulting in a lower or higher price or greater volatility than would be the case with greater liquidity. You may not be able to resell your digital securities on a timely basis or at all.

The private cryptographic keys associated with digital securities could be stolen.

Our digital securities are represented by ledger balances and secured by cryptographic key pairs. The associated private key is necessary to effect the sale of a given block of our digital securities and, as such, is meant to be kept private. The general public, however, is not yet accustomed to using secure cryptographic methods and managing private keys. To make the system more user-friendly, at least initially, either the ATS trading our digital securities or each broker-dealer participating on that ATS is expected to hold the private keys on behalf of securities holders. This will enable securities holders to manage their digital securities account with a simple login and password, similar to traditional online brokerage accounts. As such, initially, our digital securities may be as vulnerable to cyber theft as a traditional online brokerage account would be. If the repository is hacked and private keys are stolen, the thief could transfer affected digital securities to its own account and sell the digital securities. Each broker-dealer with access to the ATS trading our digital securities is expected to know its customers that have accounts set up for trading our digital securities, but there can be no assurance that such theft would be detected in time to hold the culprit accountable. The risk of theft of private keys is heightened so long as a centralized repository holds the private keys on behalf of security holders, as the thief is able to target a single security system for breach of multiple accounts.

The number of securities traded on a digital securities ATS may be very small, making the market price more easily manipulated.

While we intend to allow our digital securities to trade only on an ATS that has adopted policies and procedures such that digital security holders are not free to manipulate the trading price of digital securities contrary to applicable law, and while the risk of market manipulation exists in connection with the trading of any securities, the risk may be greater for our digital securities because the ATS on which they trade is a closed system that does not have the same breadth of market and liquidity as the national market system. There can be no assurance that the efforts of the ATS or the digital security holders' broker-dealers will be sufficient to prevent such market manipulation. For example, there can be no assurance that a security holder will not be able to manipulate the stock price by opening multiple accounts and trading among those accounts.

The payment mechanics for digital securities are novel and untested.

While we intend to allow our digital securities to trade only on an ATS that has adopted payment mechanics that match the speed and irrevocability associated with immediate or nearly immediate settlement of digital securities, the payment mechanics of the ATS are novel and untested. To the extent the ATS and applicable broker-dealer net capital regulations would permit broker-dealers to issue cash balances on the distributed ledger in amounts that exceed actual cash held by such broker-dealer in its customer accounts, there could be systemic risk to the system associated with payment defaults.

An ATS is not a stock exchange and has no listing requirements for issuers or for the securities traded.

There are no minimum price or other listing requirements for trading digital securities on the ATS like the Nasdaq Global Market or other NMS trading platform. As a result, trades of digital securities on the ATS may not be at prices that represent the national best bid or offer prices of securities that could be considered similar securities or that otherwise correspond to the prices of such securities on a national securities exchange.

Intellectual property rights claims may adversely affect the operation of the G-Coin Platform.

Third parties may assert intellectual property claims relating to the operation of G-Coin and their source code relating to the holding and transfer of such assets. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in the G-Coin’s long-term viability or the ability of end-users to hold and transfer G-Coins may adversely affect an investment in G-Coins. Additionally, a meritorious intellectual property claim could prevent the Company and other end-users from accessing the G-Coin platform or holding or transferring their G-Coins. As a result, an intellectual property claim against the Company could adversely affect an investment in the G-Coins.

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Alternative digital securities may gain more credibility and acceptance than the G-Coin or the G-Coin platform resulting in a devaluation of our G-Coin portfolio and the decreased effectiveness of GX-Life Global’s loyalty-based multi-level marketing program.

There are numerous different types of crypto-assets, digital securities and related exchanges and platforms. Any one of these different crypto-assets, digital securities or exchanges may gain more use than the G-Coins thereby increasing the liquidity and value of the more accepted digital security which, in turn, decreases the use, value and acceptance of G-Coin which will decrease the asset value of our G-Coin holdings and the effectiveness of GX-Life Global’s G-Coin loyalty-based multi-level marketing program. As a result, the value of the Company may decline.

FORWARD-LOOKING STATEMENTS

This offering circular, each offering circular supplement and the information incorporated by reference in this offering circular and each offering circular supplement contain certain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "expect," "believe," "goal," "plan," "intend," "estimate," "may," "will," and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this offering circular, any accompanying offering circular supplement and the documents incorporated herein and therein by reference, particularly in the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief or current expectations of the company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed in or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled "Risk Factors" set forth above.

This offering circular, any offering circular supplement and the information incorporated by reference in this offering circular and any offering circular supplement also contain statements that are based on management's current expectations and beliefs, including estimates and projections about our company, industry, financial condition, results of operations and other matters. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that may cause actual results to vary materially from those projected in the forward-looking statements.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this offering circular, whether as a result of any new information, future events or otherwise.

DILUTION

If you invest in G-Coin, your interest will be diluted to the extent of the difference between the public offering price per share of the G-Coins and the as adjusted net tangible book value per share of our capital stock after this offering.

The following table demonstrates the price that new investors are paying for their G-Coins with the effective cash price paid by existing shareholders for pre-financing shares of $0.50. It reflects all transactions since inception, establishing a net tangible book value of $2,520,000 or $0.10 per share as of November 10, 2015. Net tangible book value is calculated as tangible assets less tangible liabilities. This method gives investors a better picture of what they will pay for their investment compared to the pre-financing investors than just including such transactions for the last 12 months, which is what the SEC requires. The table then gives effect to the sale of shares at the mid-range estimated offering price ($1.50) and at: (A) the minimum number of shares issued, (B) the mid-range number of shares issued, and (C) the maximum number of shares issued.

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	Minimum Raise	Mid-Range Raise	Maximum Raise
Price per G-Coin	$1.50	$1.50	$1.50
G-Coins Issued	0	10,000,000	20,000,000
Capital Raised	$0.00	$15,000,000.00	$30,000,000.00
Net Tangible Book Value Pre-Financing**	$2,520,000	$2,520,000	$2,520,000
Net Tangible Book Value Post-Financing**	$2,520,000	$17,520,000	$32,520,000

G-Coins Issued and Outstanding Pre-Financing	5,000,000	5,000,000	5,000,000
Post-Financing G-Coins Issued and Outstanding	5,000,000	15,000,000	25,000,000

Net tangible book value per G-Coin prior to offering	$0.10	$0.10	$0.10
Increase/(Decrease) per G-Coin attributable to new investors	$0.00	$0.40	$0.62
Net tangible book value per G-Coin after offering	$0.10	$0.50	$0.72
Dilution per G-Coin to new investors	$0.00	$1.00	$0.78

*	Investors should note that this calculation is made on the basis of the mid-point of the range of the estimated offering price. Since the company is estimating a range of prices, as explained in “Plan of Distribution,” earlier investors in the offering will suffer less immediate dilution and later investors will suffer more dilution compared to earlier investors and to the founders of the Company.
**	Net Tangible Book Value incorporates value of all capital stock (including 20,000,000 shares of common stock issued at $0.001 to founder). The 20,000,000 shares of common stock are not being registered under this offering nor will the common stock be traded on the trading platform.

SELLING SECURITYHOLDER

The following table sets forth the number of G-Coins which may be sold by the selling securityholder pursuant to this offering circular, of up to 5,000,000 G-Coins, $0.001 par value per share. The 5,000,000 G-Coins registered for resale on behalf of GX-Life Global represents up to 30% of the entire offering. The G-Coins covered by this offering circular will be offered for sale from time to time by the selling securityholder identified in this offering circular in accordance with the terms described in the section entitled Plan of Distribution. We are also selling any securities under this offering circular but will not receive any proceeds from the sale of G-Coins by the selling securityholder.

We agreed to register for resale the G-Coins covered by this offering circular as a condition to the Subscription Agreement with GX-Life Global. We are registering these securities in order to permit the selling securityholder to dispose of the G-Coin, or interests therein, from time to time, as provided in this Registration Statement.

The selling securityholder may ultimately sell all, some, or none of the securities listed below. See the Plan of Distribution.  We cannot provide an estimate of the number of securities that the selling securityholder will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The selling securityholder has had a material relationship with us during the last three years. See “Interest of Management and Others in Certain Transactions.” No selling securityholder is a registered broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling securityholder and other information regarding the beneficial ownership of the G-Coins by the selling securityholder. Column B lists the number of G-Coins beneficially owned by each selling securityholder prior to this offering.  Column C lists the G-Coins covered by this offering circular that may be disposed of by the selling securityholder. Column D lists the number G-Coins that will be beneficially owned by the selling securityholder assuming all of the shares covered by this offering circular are sold. Column E lists the percentage of G-Coins beneficially owned by the selling securityholder after and assuming all of the G-Coins covered by this offering circular are sold. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

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Name of Selling Securityholder (A)	G Coins Beneficially Owned Prior to this Offering (B)	G-Coins Beneficially Owned After Offering (D)	G-Coins Being Offered (C)	% Beneficial Ownership After Offering (E)
GX-Life Global, Inc.	5,000,000	0	5,000,000	0.00%

	5,000,000	0	5,000,000	0.00%

PLAN OF DISTRIBUTION

We are registering 20,000,000 G-Coins under this offering circular which consists of 15,000,000 G-Coins sold directly by the Company and 5,000,000 on behalf of GX-Life Global as a selling securityholder. Except as described below, to our knowledge, the selling securityholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the G-Coins offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.

Plan of Distribution for the Company

Our G-Coins are currently not quoted on any market. No market may ever develop for our G-Coins, or if developed, may not be sustained in the future. Accordingly, our G-Coins should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling securityholder, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling securityholder or us, we will file a post-effective amendment to this Registration Statement disclosing such matters.

Plan of Distribution for the Selling Securityholder

The selling securityholder may decide not to sell any G-Coins. The selling securityholder may from time to time offer some or all G-Coins through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of the G-Coins for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling securityholder may arrange for other broker-dealers to participate. GX-Life Global is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the G-Coins may also be deemed to be “underwriters,” and any profits on the sale of the G-Coins by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholder may be deemed to be an underwriter, the selling securityholder will be subject to the offering circular delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in a combination of methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The G-Coins may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the G-Coins as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this offering circular;

•	an over-the-counter distribution;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

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Any shares covered by this offering circular which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this offering circular. In addition, the selling securityholder may transfer the shares by other means not described in this offering circular.

Any broker-dealer participating in such transactions as agent may receive commissions from GX-Life Global (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with GX-Life Global to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for GX-Life Global, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to GX-Life Global. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this offering circular, or a supplemental offering circular will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this offering circular, as supplemented; and

•	other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. GX-Life Global and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling securityholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

We have agreed to pay the expenses of registering the G-Coins under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling securityholder incurred in the preparation and negotiation of the Subscription Agreement and the registration statement of which this offering circular forms a part. The selling securityholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

At any time a particular offer of the G-Coins is made, a revised offering circular or offering circular supplement, if required, will be distributed. Such offering circular supplement or post-effective amendment will be filed with the SEC, to reflect the disclosure of required additional information with respect to the distribution of the G-Coins. We may suspend the sale of G-Coins by the selling securityholder pursuant to this offering circular for certain periods of time for certain reasons, including if the offering circular is required to be supplemented or amended to include additional material information.

There are no arrangements for the return of funds to subscribers in the event all of the securities to be offered are not sold.

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Digital Securities and Trading Platform

G-Coins will be created with secure, 256-bit encryption. G-Coins will be freely tradable on an online platform, and the price of a G-Coin will be determined by market forces through trading activity. The Company plans to freely sell the G-Coins on the trading platform and to GX-Life Global pursuant to this Registration Statement as a “digital security.” As a digital security, G-Coin will be offered as an uncertificated security, the ownership and transfer of which are recorded on an encrypted, secured distributed ledger system using technology similar to the distributed ledger technology used for trading digital currencies.

The G-Coin digital securities will be non-voting Class B common stock. Our existing Class A common stock is not currently publicly traded and we do not intend to sell securities of another class of the Company’s stock in a registered public offering. Instead, we expect to issue any such digital securities as a separate class to distinguish them from the outstanding securities of the Company.

We recently entered into a Statement of Work Agreement with 3Pillar Global, Inc. to develop and own the digital securities technology we refer to as the G-Coins. We are also currently in discussions with several Registered Alternative Trading Systems (“ATS”) to provide the operational capability to trade digital securities. We may also engage an affiliated broker-dealer for assistance in clearing trades on the ATS. This trading platform uses the same distributed ledger technology with the same algorithm-based consensus approach as that used for virtual currency. The distributed ledger technology underlying virtual currency is comprised of multiple copies of a synchronized ledger, or database, separately maintained by participants on the distributed ledger network, instead of a single ledger maintained by a trusted central authority. Transactions on the network, including those involving digital securities, are validated before being reflected on the distributed ledger through an algorithm-based consensus approach, instead of trusting a central authority to make the ledger entries. Participants in a distributed ledger include persons who have access to the ledger on a read-only basis, persons who can initiate changes to the ledger by participating in a transaction to be recorded on the ledger, and persons who validate the transactions on the ledger. Certain participants, typically the ones in charge of validating the transactions on the ledger, may receive transaction fees as an incentive to provide validation hardware and services to the network.

In the case of Bitcoin, participants choosing to validate transactions do so by providing and powering the hardware needed by the network to solve complex algorithms and, in return, receive de minimis fees from the transferor as part of a bitcoin transaction recorded on the Bitcoin Blockchain. The algorithms required to validate a transaction on the Blockchain become increasingly more complex, which requires an increasingly large percentage of the validation hardware to solve them. Once the solved algorithm is sufficiently complex, the transaction is deemed valid because a consensus of mining power must have been used to achieve the solution. Of course, the Bitcoin Blockchain is intended to be used as a currency ledger and the participants all treat it as such, but the transaction costs are so de minimis that it is feasible for the ATS to transfer a very small amount of bitcoin from one of its wallets to another in order to embed into the Bitcoin Blockchain and immutably store the transaction data for transfers of digital securities. The participants validating currency transactions on the Bitcoin Blockchain would not have any role in verifying any of the transaction data associated with transfers of digital securities. Any compensation received by participants in the distributed ledger network is received without regard to the transaction relating to digital securities but rather is received in the ordinary course under the applicable ledger transaction protocol. Any such transaction fees are expected to be de minimis and are expected to be borne by the ATS, not by the issuer or holders of digital securities.

Established Digital securities platforms exist primarily outside of the United States though some are in development in the United States as well. Similar technology to the wallet and database technology being developed with the assistance of 3 Pillar Global does exist in capacities inside and outside the “digital securities” space. We may decide to issue digital securities utilizing the existing digital securities ATS technology or on a new technology platform for digital securities developed in the future.

Digital securities are designed to enable trades to settle immediately or nearly immediately, unlike traditional securities, such as shares of our common stock, trades of which settle on the third day following the day the purchase and sale commitment is made. This delayed settlement for traditional securities is known as "T+3 settlement," which stands for "trade date plus 3 days," and is the current standard in the United States for settlement of all traded securities other than digital securities. In addition, digital securities are designed to enable the securities holder to hold its securities directly or through its broker-dealer, outside the system for traditional securities where a physical certificate is held by Cede & Co., as nominee for the Depository Trust Company, or DTC, in which broker-dealers are participants and hold a beneficial interest in shares in “street name” for their customers. Digital securities are novel and untested and do not follow accepted conventions, such as T+3 settlement and the “street name” conventions used by DTC participants. As such, our digital securities are subject to the following additional risks as well as those described in the offering circular supplement applicable to the offering of such securities.

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USE OF PROCEEDS TO ISSUER

Unless otherwise indicated in any offering circular supplement, we will use the net proceeds from the sale of securities offered by us under this offering circular for general corporate purposes, which may include working capital, capital expenditures, other corporate expenses and acquisitions of complementary products, or technologies to support the development of G-Coins. The offering circular supplement with respect to an offering of offered securities may identify different or additional uses of proceeds for that offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated needs of our business. As a result, unless otherwise indicated in any offering circular supplement, our management will have broad discretion to allocate the net proceeds of the offering.

We will not receive any of the proceeds from the sale of G-Coins by the selling securityholder pursuant to this offering circular.

DESCRIPTION OF BUSINESS

Corporate History

Great Coin, Inc. (the “Company”) was incorporated in the State of Nevada on September 1, 2015.

On October 21, 2015, the Company and GX-Life Global entered into a subscription agreement whereby GX-Life Global acquired 5,000,000 restricted G-Coins for a per share price of $0.50 per G-Coin for re-sale (“Subscription Agreement”) under this Registration Statement for an aggregate purchase price of $2,500,000. GX-Life Global is a “selling securityholder” in this public offering as described in this Registration Statement.

Business

Great Coin is currently a technology company that is in the process of developing “GreatCoin” or “G-Coin” which is an open source digital security that functions as a store of value and a medium of exchange. Seventy-five million (75,000,000) G-Coins will be created with secure, 256-bit encryption. G-Coins will be freely tradable on an online trading platform, and the price of a G-Coin once on the trading platform will be determined by market forces through trading activity. The 75,000,000 is the maximum amount of G-Coins available as said number will be built into the code underlying the G-Coin’s technical development. The Company plans to freely sell the G-Coins directly and via GX-Life Global pursuant to this Registration Statement as a “digital security.” As a digital security, G-Coin will be offered as an uncertificated security, the ownership and transfer of which are recorded on an encrypted, secured distributed ledger system using technology similar to the distributed ledger technology used for trading digital currencies.

The G-Coin digital securities will be non-voting Class B common stock. Our existing Class A Common Stock is not currently publicly traded and we do not intend to sell securities of another class of the Company’s stock in a registered public offering. Instead, we expect to issue any such digital securities as a separate class to distinguish them from the outstanding securities of the Company.

Under the Subscription Agreement, GX-Life Global acquired 5,000,000 G-Coins. GX-Life Global intends to distribute the G-Coins to members of the GX-Life Global community as loyalty points for the members’ participation in the GX-Life Global community. Members of GX-Life Global will be able to redeem their status points, reward points, and status reward points for G-Coin at 100 percent of their points’ dollar value. Each member of GX-Life Global will be issued a GX-Life Global-branded debit card that holds both redeemed cash and G-Coin. Additionally, holders of G-Coin will be able to use their G-Coins to purchase products offered by GX-Life Global.

GX-Life Global is a multi-level marketing company that offers a diversity of products in industries ranging from tea to travel. There are two types of paid memberships in GX-Life Global: Standard memberships and VIP memberships. Standard memberships entitle the holder to a 10 percent discount from retail on all products offered by GX-Life Global. Standard members are required to purchase an initial product package (“starter kit”) upon enrollment. VIP memberships entitle the holder to a 20 percent discount from retail on all products offered by GX-Life Global and are further subdivided into four status levels: Gold, Platinum, Diamond, and Jade. The price of each status level is denominated in status points, with the value of a status point fixed at $1 USD. Depending on the number of status points a VIP member has outstanding, he/she can earn daily status reward points at a rate of 0.0005 status reward points per status point. VIP members can use their status points and status reward points to purchase products offered by GX-Life Global. VIP members can also redeem their status points and status reward points for cash or G-Coin at its real-time trading price. The Company will then issue the G-Coins directly to the GX-Life Global member to settle out the redemption.

GX-Life Global – Key Partner

GX-Life Global is the Company’s key partner and largest facilitator of G-Coins to its members via its status as selling securityholder under this Registration Statement. GX-Life Global is a multi-level marketing company that offers a diversity of products in industries ranging from tea to travel. There are two types of paid memberships in GX-Life Global: Standard memberships and VIP memberships. Standard memberships entitle the holder to a 10 percent discount from retail on all products offered by GX-Life Global. Standard members are required to purchase an initial product package (“starter kit”) upon enrollment. VIP memberships entitle the holder to a 20 percent discount from retail on all products offered by GX-Life Global and are further subdivided into four status levels: Gold, Platinum, Diamond, and Jade. The price of each status level is denominated in status points, with the value of a status point fixed at $1 USD.

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Depending on the number of status points a VIP member has outstanding, he/she can earn daily status reward points at a rate of 0.0005 status reward points per status point. VIP members can use their status points and status reward points to purchase products offered by GX-Life Global. VIP members can also redeem their status points and status reward points for cash or the digital security Great Coin (G-Coin) at its real-time trading price.

Both Standard and VIP members have the ability to join sales organizations (“trees”). Members of sales organizations can resell the discounted products they purchased from GX-Life Global at a suggested retail price. VIP members have the exclusive opportunity to earn overriding commissions on the sales of members up to three levels below them on their trees. Commissions are paid out in reward points, which are redeemable for cash or G-Coins. Commission rates range from 1.25 percent to 35 percent of sales volume and depend on a VIP member’s status level and position in his/her tree.

Two different types of bonuses – member enrollment bonuses and initial product purchase bonuses – are available to Standard and VIP members. Member enrollment bonuses provide in-kind rewards to members for meeting recruitment goals. Initial product purchase bonuses incentivize new members to purchase starter kits.

GX-Life Global offers a diversified line of products in the following categories: beauty, energy, nutrition, and tea. In the beauty category, GX-Life Global has developed a line of high-end moisturizers, serums, and creams designed to protect the skin and combat the signs of aging. In the energy category, GX-Life Global offers F.I.T.T. Energy® two-ounce energy shots, one-ounce energy gel packs, and single-serve instant coffee packets. In the tea category, GX-Life Global offers single-serve sachets of Authentea® organic tea extract and Herbalsoul® herbal tea extract, in addition to various tea wares. In the nutrition category, GX-Life Global offers a range of nutraceutical and diet products, including a multivitamin, probiotic, digestive enzyme, joint reliever, detoxifier, calcium supplement, and organic “superfood” powder.

GX-Life Global also provides its members with the opportunity to purchase all-inclusive travel packages with first-class air transportation and luxury hotel accommodations. Relatedly, GX-Life Global offers its members a selection of plastic surgery medical tourism packages that entitle the purchaser to a specified number of hours of invasive and/or non-invasive plastic surgery at an outpatient clinic in Newport Beach, California. Lastly, GX-Life Global provides its members with the opportunity to purchase fine art from the Japanese royal collection at a discounted price.

GX-Life Global Product List

Beauty:

•   AM Anti-Pollution Cream 30 mL (Airless Pump)

•   Anti-Aging Eye Serum 15 mL (Airless Pump)

•   Anti-Aging Face Serum 30 mL (Airless Pump)

•   PM 72-hour Moisturizer 30mL (Jar)

•   Whitening/Dark Spot Corrector 30 mL (Airless Pump)

Nutrition:

•   Liver Detox - Silybin 60 CT Softgels (Bottle)

•   Digestive Enzyme - Enzymax 60 CT Capsules (Blister)

•   Joint - Hyaloxin 60 CT Coated Caplets (Bottle)

•   Advanced Weight Loss 60CT Coated Time Release Caplets (Bottle)

•   Multivitamin - EnergyTon Plus 60 CT Softgels (Bottle)

•   Probiotic - EnteroPhilus 60 CT Vegetarian Capsules (Blister)

•   Organic “Superfood” Wild Berry 30 CT 8 g Stick Packs/Rectangular Packets (Box)

•   Resveratrol Sustain Nutrition Gel 30 CT 30 mL Gel Packs (Box)

Energy:

•   F.I.T.T. Energy 12 CT 59 mL Shots (Box)

•   Energy Gel 30 CT 30 mL Gel Packs (Box)

Tea:

•   6 Different Authentea Teas 30 CT 0.6 mL Sachets (Jar)

•   3 Herbalsoul Unique Products 30 CT 1.0 mL Sachets (Jar)

•   Longquan Celadon Tea Sets and Accessories

Employees

The Company currently has 2 employees.

Legal Proceedings

None.

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DESCRIPTION OF PROPERTY

Our principal executive offices are located at 2 Park Plaza, Suite 400, Irvine, CA 92614. Our telephone number is: (949) 582-5933. We are occupying space leased by Global Future City Holding Inc. We pay no rent and have no lease obligations. We believe this space is sufficient to facilitate the development of our G-Coin technology.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this registration statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this registration statement and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary of Business

G-Coin is an open source digital security that functions as a store of value and a medium of exchange. Seventy-five million (75,000,000) G-Coins will be created with secure, 256-bit encryption. G-Coins will be freely tradable on an online trading platform, and the price of a G-Coin once on the trading platform will be determined by market forces through trading activity. GX-Life Global intends to distribute the G-Coins to members of the GX-Life Global community as loyalty points for the members’ participation in the GX-Life Global community. Members of GX-Life Global will be able to redeem their status points, reward points, and status reward points for G-Coin at 100 percent of their points’ dollar value. Each member of GX-Life Global will be issued a GX-Life Global-branded debit card that holds both redeemed cash and G-Coin. Additionally, holders of G-Coin will be able to use their G-Coins to purchase products offered by GX-Life Global.

GX-Life Global is a multi-level marketing company that offers a diversity of products in industries ranging from tea to travel. There are two types of paid memberships in GX-Life Global: Standard memberships and VIP memberships. Standard memberships entitle the holder to a 10 percent discount from retail on all products offered by GX-Life Global. Standard members are required to purchase an initial product package (“starter kit”) upon enrollment. VIP memberships entitle the holder to a 20 percent discount from retail on all products offered by GX-Life Global and are further subdivided into four status levels: Gold, Platinum, Diamond, and Jade. The price of each status level is denominated in status points, with the value of a status point fixed at $1 USD. Depending on the number of status points a VIP member has outstanding, he/she can earn daily status reward points at a rate of 0.0005 status reward points per status point. VIP members can use their status points and status reward points to purchase products offered by GX-Life Global. VIP members can also redeem their status points and status reward points for cash or G-Coin at its real-time trading price. The Company will then issue the G-Coins directly to the GX-Life Global member to settle out the redemption.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which requires us to make estimates and assumptions in certain circumstances that affect amounts reported. In preparing these financial statements, management has made its best estimates and judgments of certain amounts, giving due consideration to materiality. We believe that, of our significant accounting policies (more fully described in the accompanying notes to the financial statements), the following are particularly important to the portrayal of our results of operations and financial position and may require the application of a higher level of judgment by our management, and as a result are subject to an inherent degree of uncertainty.

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Risks and Uncertainties

We have a limited operating history and have not generated any revenues. Our ongoing business, beyond the issuance of G-Coins, is as yet undefined and may be sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on the Company’s financial condition and the results of its operations.

Our industry is characterized by rapid changes in technology and customer demands. As a result, products we may develop or acquire may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, and develop new products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products. Also, we may not be able to adapt new or enhanced products to emerging industry standards, and our new products may not be favorably received. Nor may we have the capital resources to further the development of our products.

Our operations are subject to new innovations in product design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve and maintain profitability in our Company’s industry segment. We may become subject to federal, state and local environmental laws and regulations, but we do not believe that such laws or regulations will have a material impact on our financial position, results of operations, or liquidity. We believe that our operations comply, in all material respects, with existing applicable federal, state, and local environmental laws and regulations.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. The Company requires capital to develop its software platform for G-Coins and to fund its losses for the foreseeable future until it can generate revenues from operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Since inception, funding for the Company has been provided by deposits made on behalf of GX, a related party. In the future, funding is expected to be generated by payments received from the issuance of G-Coins along with any revenue generating opportunities that we can exploit.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our independent registered public accounting firm issued an explanatory paragraph in their report regarding substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Revenue Recognition

As stated in Note 1 in the accompanying financial statements under Business and Plan of Operations, we currently have no revenue producing operations. At such time that we begin to generate revenue, we will record revenue in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition.

Deferred Financing Costs

The costs incurred in connection with the registration of our G-Coins will be netted against the proceeds we expect to receive from the issuance of our G-Coins. In the event we are not successful in our offering we will charge such costs to operations.

Internal-Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud based applications used to deliver our services. In accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. In the event we are not ale to successfully complete the platform or we abandon such, we may suffer a significant charge to operations.

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Revenue Recognition

We are unsure what revenues will be generated in the future, but we will recognize revenues when (a) persuasive evidence that an agreement exists; (b) the products or services have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

Our G-Coins will be issued initially for $0.50 per coin with all proceeds accounted for as equity. No revenue will be recognized in connection with the issuance of the G-Coins.

Stock-Based Compensation

We account for our stock-based compensation in accordance with ASC 718-20, Stock-based Compensation. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period.

Recent Accounting Pronouncements

The FASB issues Accounting Standards Updates (“ASUs”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. We believe those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to our Company or (iv) are not expected to have a significant impact on us.

Results of Operations for the Period Inception through September 30, 2015

Net Revenues and Cost of Revenues

As stated in Note 1 to the accompanying financial statements under Business and Plan of Operations, we currently have no revenue producing operations.

General and Administrative Expenses

General and administrative expenses for the period Inception through September 30, 2015 were $67,196. These expenses mainly consisted of stock-based compensation ($20,000), professional fees for legal services ($28,679) and other consulting costs fees and expenses to determine the efficacy of our software platform concept ($17,867).

Liquidity and Capital Resources

As of September 30, 2015, our principal source of liquidity is deposits from GX-Life Global (“GX”), a wholly-owned subsidiary of Global Future City Holding, Inc. (“Global”), a public company trading under the symbol FTCY on the OTCQB marketplace. Going forward, funding is expected to be generated by issuances of G-Coins to GX and others along with any revenue generating opportunities that we can exploit. Our principal short-term and long-term liquidity needs have been, and are expected to be, funding operating losses until profitability is achieved and making expenditures for general corporate purposes.

Recently the Securities and Exchange Commission approved an S-1 Registration under which Global can begin selling up to 10.0 million of its shares at $3.50 per share. An important part of Global’s business plan is the use of G-Coins in customer loyalty programs designed to maximize customer retention. As a result, we believe that, while there is no assurance that Global, through GX, will continue to subscribe and pay for G-Coins, it is in their best interest to do so.

Cash Flows

Please see the Statement of Cash Flows in the accompanying financial statements.

Operating Activities

As of September 30, 2015, our cash used in operating activities consisted of our net loss plus prepaid expenses partially offset by stock-based compensation plus our accounts payable and accrued expenses.

Financing Activities

As of September 30, 2015, our cash generated from financing activities consisted of deposits received from GX, a related party, partially offset by our deferred financing costs paid.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the names, ages and positions of our executive officers and directors as of November 10, 2015. All directors serve for a term set to expire at the next annual meeting of stockholders of Vape or until their successors are elected and qualified. All officers are appointed by our board of directors and their terms of officer are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Position(s) and Office(s)
Ning Liu	53	Current President, Chief Executive Officer and Chairman of the Board of Directors.
Michael R. Dunn	64	Current Chief Financial Officer, Secretary, Treasurer and Director

Ning Liu, our current Chief Executive Officer, President and Chairman of the Board of Directors, was appointed to all positions with the Company on September 2, 2015. Mr. Liu, who is originally from Fuzhou, Fujian, China, is a businessman, investor and philanthropist. Mr. Liu is the founder and serves as the President of American International Cultural Exchange Foundation (AICEF) in Los Angeles, California. AICEF is a non-profit organization that promotes cultural interaction between China and the United States. AICEF has successfully hosted more than 100 large-scale theatrical performance and events, including Spirit of Chang An, Yulan-Love of the World, and The Terracotta Nutcracker. Mr. Liu has also served as President of a health products manufacturer with annual sales of over $80 million and as a senior manager of a trading company with annual sales over $300 million, both doing business in the United States and China. In addition, from 2005 to present, Mr. Liu has assisted Chinese domestic enterprises in the development of their business in the United States. Mr. Liu, who has a Master’s degree from Beijing University, has been active in founding, organizing and managing a number of foreign investment projects to China. He has served as a senior executive in five different public companies in the U.S., and three in Hong Kong. He has extensive experience in international trade, finance, venture capital, private placement and cultural activities.

Michael R. Dunn, our current Chief Financial Officer, Secretary, Treasurer and member of our Board of Directors, was appointed to all positions with the Company on September 2, 2015.

From December 1995 through 2010, Mr. Dunn was the Chief Executive Officer of Bankers Integration Group, Inc., an e-commerce company serving the automotive finance and insurance industry. In mid-1995 through 2006, Mr. Dunn started a company that generated a $60 million auto portfolio which later sold the paper to a subsidiary of General Motors. Mr. Dunn interfaced with the top CEOs of automotive companies, including Harold Poling, the former CEO and Chairman of Ford Motor Company, and Bob Eaton, the former Chairman and CEO of Daimler Chrysler. Mr. Dunn secured $22.2 million in equity financing for the Company, plus an additional $20.8 million and $1.9 million in debt and lease financing, respectively. Bankers Integration Group, Inc. filed for Chapter 11 bankruptcy protection in October of 2007, and Mr. Dunn acted as the Trustee and coordinated the sale of the assets. The case was closed on November 17, 2010. Mr. Dunn also served as Chairman and Chief Executive Officer of Mountaineer Gaming, a gaming and entertainment company, where he coordinated the design and implementation of a $10 million renovation of the racetrack, and put into service over 700 new video lottery machines. The park had over 450 employees while Mr. Dunn was Chairman and CEO of the public company. He was instrumental in raising investor capital of approximately $17 million, plus an additional $17 million in construction loan and equipment lease financing. Mr. Dunn has vast experience as being the owner, manager, and director of various businesses, both large and small. Mr. Dunn attended La Crosse State University, Wisconsin, in business and has extensive training in business management and leadership.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

Set forth below is a summary of compensation for our principal executive officer and our two most highly compensated officers other than our principal executive officer (collectively, the “named executive officers”) for our last two fiscal years. There have been no annuity, pension or retirement benefits ever paid to our officers, directors or employees.

With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment and unless expressly stated otherwise in a footnote below, none of the named executive officers received other compensation, perquisites and/or personal benefits in excess of $10,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ning Liu	2015	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
CEO, President, Chairman of the Board
Michael Dunn	2015	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
CFO, Secretary, Treasurer, Director

15

Employment Agreements

None.

Director Compensation

None.

Grants of Plan Based Awards

There were no grants of plan-based awards during our last fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information concerning our best estimate of the beneficial stock ownership of our common stock as of November 10, 2015. The information is presented with respect to: (i) each person who is known to us to beneficially own more than 5% of our common stock; (ii) each officer and director; and (iii) all directors and officers as a group; based upon 20,000,000 shares of outstanding Class A Common Stock and 5,000,000 shares of outstanding G-Coin.

	Class A Common Stock		G-Coin
Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percent Ownership of Class (2)	Amount and Nature of Beneficial Ownership	Percent Ownership of Class
Ning Liu, President, CEO and Chairman of Board	10,000,000	50.0%	-0-	0.0%
Michael Dunn, CFO, Secretary, Treasurer and Director	10,000,000	50.0%	-0-	0.0%
All executive officers and directors as a group	20,000,000	100.0%	-0-	0.0%

*Less than 1%.

(1) c/o our address, 2 Park Plaza, Irvine, CA 9, Suite 230, Mission Viejo, CA 92614, unless otherwise noted.

(2) Except as otherwise indicated, we believe that the beneficial owners of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In connection with that certain Subscription Agreement with GX-Life Global whereby GX-Life Global is a selling securityholder under this offering circular, certain current executive officers and directors of Great Coin have varying degrees of affiliation with GX-Life Global and its parent company Global Future City Holding Inc. which may result in related party transactions. These affiliations are disclosed herein.

GX-Life Global Subscription

On October 21, 2015, Great Coin and GX-Life Global entered into that certain Subscription Agreement whereby GX-Life Global purchased 5,000,000 restricted G-Coins for a per share price of $0.50 per G-Coin from Great Coin for resale under this offering circular as a selling securityholder in exchange for an aggregate purchase price of $2,500,000.

Michael Dunn and Ning Liu are current officers, directors and shareholders in Global Future City Holding Inc. and management of GX-Life Global, Global Future City Holding Inc.’s wholly-owned subsidiary. Mr. Dunn and Mr. Liu are also officers, directors and shareholders in Great Coin.

The above transactions related to GX-Life Global and Great Coin and any future transactions by and among the parties mentioned above may qualify as related party transactions and will be disclosed accordingly.

16

SECURITIES BEING OFFERED

The following information describes our common stock and preferred stock, as well as certain provisions of our articles of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this offering circular forms a part.

General

Our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of undesignated preferred stock, par value $0.001 per share. Our common stock is divided into two (2) classes: Class A Common Stock which has 50,000,000 authorized shares and has full voting rights and “G-Coin” which is a form of Class B nonvoting common stock which has 75,000,000 authorized shares. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of November 10, 2015, there were 20,000,000 shares of Class A Common Stock issued and outstanding, 5,000,000 shares of G-Coin issued and outstanding, and 0 shares of preferred stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws.

To the extent we issue shares of our capital stock with voting rights as digital securities, the retail holder of these shares will be the record holder and may vote these digital securities directly in the same manner as other record holders of our securities. Traditional securities are typically held in “street name” by a broker-dealer that is a participant of DTC which is the record holder through its nominee Cede & Co. Holders of traditional securities may not show up to a stockholder meeting and vote their shares without first making special arrangements with the broker-dealer that owns the shares of record and holds the voting power associated with the shares.

Other than the differences in voting procedures described above, the rights of digital securities are expected to be identical to the rights of traditional securities.

Warrants and Stock Options

None.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board. We intend to retain earnings, if any, for use in its business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

17

FINANCIAL STATEMENTS

18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Great Coin, Inc.

We have audited the accompanying balance sheet of Great Coin, Inc. (the “Company”) as of September 30, 2015, and the related statements of operations, shareholder’s deficit, and cash flows for the period from inception (September 1, 2015) through September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of September 30, 2015. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Coin, Inc. as of September 30, 2015, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered losses from operations, has significant working capital deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

dbbmckennon

Newport Beach, California

November 10, 2015

F-1

GREAT COIN, INC.

BALANCE SHEET

September 30, 2015

Assets:
Current assets:
Cash	$100
Deferred financing costs (Note 1)	4,158
Prepaid expenses	5,046
Total current assets	9,304
Total assets	$9,304

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$22,565
Deposits from related party (see Note 1)	33,935
Total current liabilities	56,500
Total liabilities	56,500

Shareholders’ deficit (Note 3):
Preferred stock, $0.001 par value: 20,000,000 shares authorized, no shares issued and outstanding at September 30, 2015.	–
Common stock, Class A, $0.001 par value: 50,000,000 shares authorized, 20,000,000 shares issued and outstanding at September 30, 2015.	20,000
Common Stock, G-Coin, $0.001 par value: 75,000,000 shares authorized, no shares issued and outstanding at September 30, 2015.	–
Accumulated deficit	(67,196)
Total shareholders’ deficit	(47,196)
Total liabilities and shareholders’ deficit	$9,304

See accompanying Notes to Financial Statements.

F-2

GREAT COIN, INC.

STATEMENT OF OPERATIONS

From Inception to September 30, 2015

Net revenues	$–
Cost of net revenues	–
Gross profit	–

Operating expenses:
Selling and marketing	–
General and administrative (including stock-based compensation of $20,000)	67,196
Total operating expenses	67,196
Operating loss	(67,196)
Loss before income taxes	(67,196)
Provision for income taxes	–
Net loss	$(67,196)

Basic net loss per common share	$(0.00)
Diluted net loss per common share	$(0.00)

Weighted average number of common shares used in basic and diluted per share calculations	20,000,000

See accompanying Notes to Financial Statements.

F-3

GREAT COIN, INC.

STATEMENT OF SHAREHOLDERS’ DEFICIT

From Inception to September 30, 2015

	Preferred Stock		Common Stock, Class A		Common Stock, G-Coin		Additional Paid-In	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – inception	–	$–	–	$–	–	$–	$–	$–	$–
Issuance of Founders’ shares	–	–	20,000,000	20,000	–	–	–	–	20,000
Net loss	–	–	–	–	–	–	–	(67,196)	(67,196)
Balance – September 30, 2015	–	$–	20,000,000	$20,000	–	$–	$–	$(67,196)	$(47,196)

See accompanying Notes to Financial Statements.

F-4

GREAT COIN, INC.

STATEMENT OF CASH FLOWS

From Inception to September 30, 2015

Cash flows from operating activities:
Net loss	$(67,196)
Adjustments to reconcile net loss to net cash used operating activities:
Stock-based compensation	20,000
Changes in operating assets and liabilities:
Prepaid expenses	(5,046)
Accounts payable and accrued expenses	22,565
Net cash used in operating activities	(29,677)

Cash flows from financing activities:
Cash paid for deferred financing costs	(4,158)
Deposits from related party	33,935
Net cash generated from financing activities	29,777

Net increase in cash	100
Cash at inception	–
Cash at end of period	$100

Supplemental disclosure for cash flow information:
Cash paid for interest	$–
Cash paid for income taxes	$–

See accompanying Notes to Financial Statements.

F-5

GREAT COIN, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Corporate History and Business

Corporate History

Great Coin, Inc. (the “Company”) was incorporated on September 1, 2015 in the State of Nevada. Under our Articles of Incorporation, we are authorized to issue 20,000,000 shares of Preferred Stock, 50,000,000 shares of Class A Common Stock, and 75,000,000 shares of G-Coin Common Stock (“G-Coins”). As of September 30, 2015, we have issued 20,000,000 Class A common shares, 10,000,000 to designees of our Chief Executive Officer and 10,000,000 to our Chief Financial Officer/Chief Operating Officer.

Business and Plan of Operations

Our business is initially focused on the registration and issuance of up to 20,000,000 G-Coins. A G-Coin is an open source digital security that functions as a store of value and a medium of exchange. We plan to initially issue the G-Coins to individuals and companies that will use them in connection with marketing and product loyalty programs. The acquirers of the G-Coins may also, under certain circumstances, elect to sell them to other interested parties.

With respect to ongoing operations, once the G-Coins have gained market acceptance, we plan to enter into joint marketing arrangements with holders of the G-Coins for negotiated fees. In addition, we anticipate evaluating acquisition opportunities that will provide revenue and create additional shareholder value. We currently have no definitive plans as yet for these arrangements or acquisition opportunities.

On October 21, 2015, we entered into a Subscription Agreement with GX-Life Global, Inc. (“GX”), a wholly-owned subsidiary of Global Future City Holding, Inc. (“Global”) and a company with common officers and directors. Under the Subscription Agreement, GX subscribed for and agreed to purchase 5,000,000 in G-Coins at a price of $0.50 each for a total subscription price of $2,500,000. As of September 30, 2015, we had received advances from Global and one of its subsidiaries, on behalf of GX, totaling $33,935. Subsequent to September 30, 2015, these advances were used as partial payment for 700,000 G-Coins. For further information, see Note 5.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

Our financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Risks and Uncertainties

We have a limited operating history and have not generated any revenues. Our ongoing business, beyond the issuance of G-Coins, is as yet undefined and may be sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on the Company’s financial condition and the results of its operations.

Our industry is characterized by rapid changes in technology and customer demands. As a result, products we may develop or acquire may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, and develop new products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products. Also, we may not be able to adapt new or enhanced products to emerging industry standards, and our new products may not be favorably received. Nor may we have the capital resources to further the development of our products.

Our operations are subject to new innovations in product design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve and maintain profitability in our Company’s industry segment. We may become subject to federal, state and local environmental laws and regulations, but we do not believe that such laws or regulations will have a material impact on our financial position, results of operations, or liquidity. We believe that our operations comply, in all material respects, with existing applicable federal, state, and local environmental laws and regulations.

F-6

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. The Company requires capital to develop its software platform for G-Coins and to fund its losses for the foreseeable future until it can generate revenues from operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Since inception, funding for the Company has been provided by deposits made on behalf of GX, a related party. In the future, funding is expected to be generated by payments received from the issuance of G-Coins along with any revenue generating opportunities that we can exploit.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Revenue Recognition

As stated in Note 1 under Business and Plan of Operations, we currently have no revenue producing operations. At such time that we begin to generate revenue, we will record revenue in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition. Therefore the Company will recognize revenues when (a) persuasive evidence that an agreement exists; (b) the products or services have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

Cash and Cash Equivalents

All highly liquid investments with original maturities of 90 or less are considered to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per institution that pays Federal Deposit Insurance Corporation (FDIC) insurance premiums. We have never experienced any losses related to these balances.

Deferred Financing Costs

The costs incurred in connection with the registration of our G-Coins will be netted against the proceeds we expect to receive from the issuance of our G-Coins.

Fair Value of Financial Instruments

The Company follows the guidance of ASC 820 – Fair Value Measurement and Disclosure. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of our Company. Unobservable inputs are inputs that reflect our Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company's financial instruments consisted primarily of (level 1) accounts payable, accrued expenses and deposits, and notes payable. The carrying amounts of the Company's financial instruments generally approximate their fair values due to the short term nature of these instruments.

As of September 30, 2015, we did not have any level 2 or 3 assets or liabilities.

F-7

Internal-Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud based applications used to deliver our services. In accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

Issuance of G-Coins

Our G-Coins will be issued initially for $0.50 per coin with all proceeds accounted for as equity. No revenue will be recognized in connection with the issuance of the G-Coins.

Stock-Based Compensation

We account for our stock-based compensation in accordance with ASC 718-20, Stock-based Compensation. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period.

Income Taxes

We have not yet filed any income tax returns. We account for income taxes in accordance with ASC 740-10, Income Taxes. We recognize deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the consolidated financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment. Deferred tax assets consisting of net operating loss carryforwards were approximately $20,000 and fully reserved as we have no history of earnings.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We classify interest and penalties as a component of interest and other expenses. To date, there have been no interest or penalties assessed or paid.

We measure and record uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

Net Loss Per Share

Basic loss per share is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding during each period. Diluted loss per share is computed using the weighted average number of common and dilutive common share equivalents outstanding during the period.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09 (ASU 2014-09) "Revenue from Contracts with Customers." ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, though early adoption is permitted for annual reporting periods beginning after December 15, 2016.

3.	Capital Stock

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock with a par value of $0.001. The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

F-8

Common Stock

We are authorized to issue 50,000,000 shares of Class A common stock and 75,000,000 of G-Coins, each with a par value of $0.001. The holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. G-Coins are non-voting.

Subject to the preferential and other dividend rights of any outstanding series of preferred stock, holders of Class A common stock and G-Coins stock shall be entitled to such dividends and other distributions in cash, stock or property of the Company as may be declared by the Board of Directors from time to time out of assets or funds of the Company legally available. A dividend or other distribution may be declared or paid on any share of Class A common stock without a like dividend or other distribution simultaneously declared or paid, as the case may be, on each share of G-Coins. All dividends and distributions on the Class A common stock and the G-Coins payable in common stock of the Company shall be made in shares of Class A common stock and G-Coins, respectively.

4.	3Pillar Global (“3Pillar”) Agreement

On September 1, 2015, we entered into a Master Services Agreement (“MSA”) with 3Pillar under which 3Pillar agreed to perform software development services as set forth in one or more Statements of Work (“SOW”) at pricing agreed to within each SOW. On September 24, 2015, we entered into SOW #1 under the MSA in which it was agreed that 3Pillar would conduct an assessment to determine the level of effort, team size, and project timeline for a to-be-developed EGoldCoin Platform (the “Platform”) for the transacting of business using our G-Coins. The consideration for SOW #1 was $7,000 plus travel expenses. We paid 3Pillar a retainer of $15,000 which has been recorded as a prepaid expense in the accompanying balance sheet, as the services were to be performed in October 2015. On October 19, 2015, we entered into SOW #2 under which 3Pillar agreed to develop the Platform using blockchain and digital wallets to create and manage the distribution of our G-Coins. The cost of these services is estimated to total $310,000, of which $138,000 was paid to 3Pillar in October 2015.

5.	Subsequent Events

GX Subscription Agreement

As stated in Note 1, on October 21, 2015, GX subscribed for and agreed to purchase from us 5,000,000 G-Coins for a total subscription price of $2.5 million. GX is a wholly-owned subsidiary of Global Future City Holding, Inc. (“Global”), a public company trading under the symbol FTCY on the OTCQB marketplace. We share common management with both GX and Global and one of the largest shareholders of Global is one of our founders.

As payment for the G-Coins, GX issued us a Nonrecourse Purchase Money Promissory Note dated October 21, 2015 for the total subscription amount. The note, which bears interest at 5% per annum, matures one year from issuance. Repayment of the note shall be made in amounts and times selected by GX (each a “Purchase Payment”) and no amount of accrued interest shall be convertible into G-Coins.

G-Coins acquired under the note shall neither be transferable nor encumbered and must be retained by GX (the “Trading Restriction”) unless and until they are fully paid for. The number of G-Coins released from the Trading Restriction shall equal the amount of each Purchase Payment divided by $0.50. On October 22, 2015, GX completed the payment for 700,000 G-Coins for consideration of $350,000 and, as such, the 700,000 G-Coins became unencumbered. On October 22, 2015, GX completed the payment for 700,000 G-Coins for consideration of $350,000 and, as such, the 700,000 G-Coins became unencumbered.

At maturity, if the entire principal balance of the note has not been paid, GX is required to return to us the number of G-Coins calculated as follows: (a) $2.5 million minus the aggregate Purchase Payments divided by (b) $2.5 million times (c) 5,000,000 G-Coins.

Recently the Securities and Exchange Commission approved an S-1 Registration under which Global can begin selling up to 10.0 million of its shares at $3.50 per share. An important part of Global’s business plan is the use of G-Coins in customer loyalty programs designed to maximize customer retention. As a result, we believe that, while there is no assurance that Global, through GX, will continue to subscribe and pay for G-Coins, it is in their best interest to do so.

F-9

Part III. EXHIBITS

ITEM 16. Exhibit Index

2.1	Articles of Incorporation, as amended
2.2	Bylaws
3.1	Subscription Agreement and Note by and between Great Coin, Inc. and GX-Life Global, Inc., dated October 21, 2015.
11.1	Consent of dbbmckennon
12.1	Opinion of Horwitz + Armstrong, LLP

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California on November 10, 2015.

GREAT COIN, INC.

/s/ Ning Liu
By: Ning Liu Its: Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

/s/ Michael Dunn
By: Michael Dunn
Its: Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)